UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2012

Team Health Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34583	36-4276525
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

265 Brookview Centre Way Suite 400 Knoxville, Tennessee		37919
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (865) 693-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

In Team Health Holdings, Inc.’s (the “Company”) fourth quarter 2011 earnings release dated February 7, 2012, and during the subsequent conference call on February 8, 2012, management presented a calculation of diluted earnings per share that excluded non-cash and other adjustments, including professional liability loss reserve adjustments associated with prior years and the impact of contingent purchase expense and amortization expense relating to purchase accounting for historical acquisitions (“Adjusted EPS”). Given the increased focus on acquisitions as a growth vehicle for the Company, management expects that acquisition-related costs will continue to be incurred and therefore intends to continue to highlight the acquisition-related expenses that are included in the basic and diluted earnings per share calculated under generally accepted accounting principles (“GAAP”) by presenting a calculation of Adjusted EPS for each reporting period.

In order to assist investors and analysts in their understanding of the impact of acquisition-related costs on the Company’s historical diluted earnings per share and in comparing the Company’s performance across operating periods on a consistent basis, management determined that it would be beneficial to provide a calculation of Adjusted EPS and a reconciliation of diluted earnings per share as calculated under GAAP to Adjusted EPS for each of the quarterly reporting periods in fiscal years 2010 and 2011 and for the years ended December 31, 2010 and 2011. The reconciliations are included in Exhibit 99.1, which is attached hereto and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Team Health Holdings, Inc. Adjusted Earnings Per Share Reconciliations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM HEALTH HOLDINGS, INC.

Date: March 12, 2012	By:	/s/ David P. Jones
	Name:	David P. Jones
	Title:	Chief Financial Officer